Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Rule 24f-2 Notice
     SG Cowen Funds, Inc.
     Securities Act File No. 033-18505
     Investment Company Act File No.811-5388

Gentlemen:

     You have requested that as counsel to SG Cowen Funds, Inc. ("the Fund") I render an opinion in connection with the filing by the fund of a notice required by Rule 24F-2 under the Investment Company Act of 1940 (the "Notice") for the Fund's fiscal year ended November 30, 1999. Paragraph
4 of the Notice states that, during the fisal year ended November 30, 1999 the Fund had net sales of $5,827,915 worth of its shares of common stock, $.001 par value per share (the "Shares"). The Notice also states that that the aggregate public offering price of shares sold was $5,827,915 (including $445,310 worth of shares issued upon automatic reinvestment of dividends), and a aggregage of $34,332,793 worth of shares were redeemed during the fiscal year. As stated in paragraph
5 of the Notice, all of the shares were sold in reliance upon registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

     I have examined the Fund's Articles of Incorporation, its By-Laws, Resolutions adopted by its Board of Directors, and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined other certain other documents, papers, statutes and authorities that I have deemed necessary to form an opinion hereinafter expressed.

     On the basis of the foregoing, and assuming all of the shares were sold in accordance with the terms of the Fund's prospectus in effect at the time of sale, I am of the opinion that the shares were legally issued, fully paid and non-assessable by the Fund.

                                             Very truly yours,

                                             /s/ Rodd M. Baxter
                                             Rodd M. Baxter

                                             SG Cowen Asset Management
                                             1221 Avenue of the Americas
                                             8th Floor - Legal
                                             New York, New York 10020